UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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The Gorman-Rupp Company
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Notice of 2025 Annual Meeting

of Shareholders

Place Live via the internet at www.proxydocs.com/GRC	Date and Time April 24, 2025 10:00 a.m. Eastern Time	Record Date Close of business on February 24, 2025

Items of Business

		Board Recommendation	Page

1.	Fix the number of Directors of the Company at nine and to elect nine Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified;	FOR each of the nominees	3

2.	Approve, on an advisory basis, the compensation of the Company’s named Executive Officers;	FOR	32

3.	Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2025; and	FOR	33

4.	Conduct any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Annual Meeting of Shareholders to be held on April 24, 2025. The Company will hold the 2025 Annual Meeting of Shareholders of The Gorman-Rupp Company in a virtual meeting format only, via webcast. The Annual Meeting will be held on Thursday, April 24, 2025 at 10:00 a.m. (EDT). To participate in and/or vote at the virtual Annual Meeting shareholders must pre-register at www.proxydocs.com/GRC by entering their control number found on their enclosed proxy card prior to the deadline specified thereon. Upon completing your pre-registration, you will receive further instructions via email, including your unique link that will allow you access to the Annual Meeting and will also permit you to submit questions prior to the Annual Meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 24, 2025 — This Notice of Annual Meeting of Shareholders, Proxy Statement and related Proxy Card and the Company’s 2024 Annual Report to Shareholders are available at http://www.proxypush.com/GRC. To cast your vote, you will need to enter the 12-digit control number located on the proxy card.

Your vote is important. Even if you plan to participate in the 2025 Annual Meeting of Shareholders, please cast your vote at your earliest convenience before the Annual Meeting. You may vote by telephone or internet by following the instructions on the enclosed proxy card, or by signing and submitting your enclosed proxy card and returning it in the enclosed envelope (which requires no postage if mailed in the United States), regardless of whether you plan to participate in the Annual Meeting.

By Order of the Board of Directors

BRIGETTE A. BURNELL

Executive Vice President, General Counsel and Corporate Secretary

March 24, 2025

To Our Shareholders

Dear Shareholders:	Letter from the Chairman

It’s a pleasure to invite you to our 2025 Annual Meeting of Shareholders. I hope you can join us virtually on the webcast Thursday, April 24, 2025, at 10:00 a.m. (EDT).

It has been my honor to be part of the Gorman-Rupp team for the past 47 years. Although in 2025 I have transitioned from Executive Chairman of the Board to Chairman of the Board, I look forward to continuing to work closely with the Board of Directors and the executive team in supporting the Company’s long term strategic objectives.

Your vote is important. Even if you are unable to participate, it is important that your shares be represented and voted. Please refer to the voting instructions in the Notice of 2025 Annual Meeting of Shareholders on the preceding page.

On behalf of the Board and all of our employees, thank you for your continued support.

Sincerely,

Jeffrey S. Gorman

Dear Shareholders:	Letter from the Lead Independent Director

It is an honor to serve on the Gorman-Rupp Board as your Lead Independent Director. Our Board is committed to high standards of corporate governance and delivering long-term value for our shareholders.

We express our appreciation and gratitude for Jeff Gorman’s remarkable work with Gorman-Rupp over 47 years. His dedication to our customers, shareholders, suppliers, employees, and communities continues to be an outstanding example for all of us to follow. The Board looks forward to Jeff’s continued leadership as Chairman of the Board.

I hope you can join us at our 2025 Annual Meeting. Thank you for your continued investment and support of Gorman-Rupp.

Sincerely,

M. Ann Harlan

Summary of Annual Meeting Proposals

Summary of Annual Meeting Proposals

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information you should consider. You should read the entire Proxy Statement before voting.

Proposal		Recommendation of the Board

1.

Election of Directors

Nine Director Nominees:

Donald H. Bullock, Jr. (Independent)

Jeffrey S. Gorman, Chairman

M. Ann Harlan (Independent)

Pamela A. Heminger (Independent)

Scott A. King, President and Chief Executive Officer

Christopher H. Lake (Independent)

Sonja K. McClelland (Independent)

Vincent K. Petrella (Independent)

Kenneth R. Reynolds (Independent)

Director Term: One Year

Director Election: Plurality of votes cast

FOR each of the nominees

2.	Approve, on an advisory basis, the compensation of the Company’s named Executive Officers	FOR

3.	Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2025	FOR

2025 Proxy Statement	|	THE GORMAN-RUPP COMPANY	1

General Shareholder Information

PROXY STATEMENT

March 24, 2025

Solicitation and Revocation of Proxies

This Proxy Statement is being furnished to shareholders of The Gorman-Rupp Company (the “Company”) in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or “Board”) of proxies for use at the Annual Meeting of the Shareholders (the “Meeting”) to be held live virtually via webcast at www.proxydocs.com/GRC, at 10:00 a.m., Eastern Time, on Thursday, April 24, 2025. Holders of Common Shares of record at the close of business on February 24, 2025 are the only shareholders entitled to notice of and to vote at the Meeting.

A shareholder, without affecting any vote previously taken, may revoke their proxy by the execution and delivery to the Company of a later-dated proxy with respect to the same shares, or by giving notice of revocation to the Company in writing or at the Meeting. The attendance at the Meeting of the person appointing a proxy does not in and of itself revoke the appointment.

Outstanding Shares and Voting Rights

As of February 24, 2025, the record date for the determination of persons entitled to vote at the Meeting, there were 26,227,540 Common Shares outstanding. Each Common Share is entitled to one vote on each proposal.

The mailing address of the principal executive office of the Company is P.O. Box 1217, Mansfield, Ohio 44901-1217. This Proxy Statement and accompanying proxy card was first sent to shareholders on or about March 24, 2025.

A quorum will be present at the Meeting if there are, in attendance in person or by proxy, shareholders of record entitled to exercise at least 50% of the voting power of the Company with respect to at least one of the purposes for which the Meeting was called.

With respect to the election of Directors (Proposal No. 1), the nine nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes will not be voted for or withheld from the election of directors and thus will have no effect on the election of directors.

If notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the holding of the Meeting, that such shareholder desires that the voting for the election of Directors be cumulative, and if announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as the shareholder possesses at such election. Under cumulative voting, a shareholder controls voting power equal to the number of votes which the shareholder otherwise would have been entitled to cast multiplied by the number of Directors to be elected. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as the shareholder may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be divided evenly among the candidates nominated by the Board of Directors, except that if such voting should for any reason not be effective to elect all of the nominees named in this Proxy Statement, then such votes will be cast so as to maximize the number of the Board of Directors’ nominees elected to the Board.

With respect to the advisory vote to approve the compensation of the Company’s named Executive Officers (Proposal No. 2), and the ratification of the independent registered public accounting firm (Proposal No. 3), the affirmative vote of a majority of the votes cast is necessary to approve each such proposal. Abstentions and broker non-votes will not be voted for or against such proposals, will not be counted in the number of votes cast on such proposals and thus will have no effect on such proposals.

2	THE GORMAN-RUPP COMPANY	|	2025 Proxy Statement

Election of Directors

Brokerage firms have the authority to vote shares on certain “routine” matters when their customers do not provide voting instructions. However, on other matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Proposal No. 3 is a routine matter, and thus brokers may vote without instructions on that proposal, but the other proposals in this Proxy Statement are non-routine matters.

Our Board of Directors recommends that you vote

FOR the election of each of the 2025 director nominees

ELECTION OF DIRECTORS

(Proposal No. 1)

All Directors will be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Proxies received will be voted in the manner directed therein. If no such direction is provided, proxies received are intended to be voted in favor of fixing the number of Directors at nine and for the election of the nominees named below.

Each of the Director nominees has indicated a willingness to serve if elected. However, in the event that any of the nominees should become unavailable, which the Board of Directors does not anticipate, proxies are intended to be voted in favor of fixing the number of Directors at a lesser number equal to the number of available Board-designated nominees or for the election of a substitute nominee or nominees designated by the Board of Directors, in the discretion of the persons appointed as proxy holders. If cumulative voting in the election of directors is invoked at a time when any of the nominees become unavailable, unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be divided evenly among the available candidates nominated by the Board, except that, the proxies may be voted cumulatively for less than the entire number of candidates nominated by the Board if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

Director Nominees

Donald H. Bullock, Jr. Age: 65 Director of the Company since 2020 Independent

Donald H. Bullock Jr. is the retired Senior Vice President of Investor Relations of Eaton Corporation (“Eaton”), a New York Stock Exchange publicly-traded diversified industrial manufacturer that provides energy-efficient solutions to help customers manage electrical and mechanical power. Mr. Bullock worked for Eaton in various global business management, information technology and finance roles from 1998 until his retirement in 2019, previously serving as Vice President and General Manager, General Products Divisions from 2006 to 2011; Corporate Vice President, Asia Pacific from 2003 to 2006; Chief Information Officer and Vice President, Information Technology from 2000 to 2003 and Director, Finance from 1998 to 2000. Prior to joining Eaton, Mr. Bullock was employed by the Index Group, a general management consulting firm.

Mr. Bullock is a senior executive with over 20 years of experience and qualifies as an “audit committee financial expert” under SEC rules. He has broad experience in international business operations, investor relations and information technology.

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Election of Directors

Jeffrey S. Gorman Age: 73 Director of the Company since 1989 Chairman

Jeffrey S. Gorman is Chairman of the Board, having served in that role since 2025. Mr. Gorman previously served as Executive Chairman of the Board since 2019 and as Chief Executive Officer of the Company from 1998 to 2021. He also served as President from 1998 to 2020 after having served as Senior Vice President since 1996. He also served as General Manager of Gorman-Rupp Pumps USA from 1989 through 2005 after service as Assistant General Manager from 1986 to 1988. Additionally, he held the office of Corporate Secretary from 1982 to 1990. Mr. Gorman is a member of the Board of Directors of Mechanics Bank, Mansfield, Ohio and former Chairman of the Ohio Chamber of Commerce.

Mr. Gorman has been instrumental in continuing the Company’s development and growth for more than 30 years, especially with respect to its acquisitions and its international growth. He is highly knowledgeable about the pump industry and the Company’s products, customers and competitors.

M. Ann Harlan Age: 65 Director of the Company since 2009 Independent

M. Ann Harlan is the retired Vice President and General Counsel of The J.M. Smucker Company (“Smucker”), a New York Stock Exchange (“NYSE”) publicly-traded food manufacturer. From January 1998 to January 2011, Ms. Harlan was a member of the Smucker executive management team responsible for setting and implementing corporate strategy and has broad experience with corporate governance issues and requirements of the NYSE, the Securities and Exchange Commission (“SEC”) and the Sarbanes-Oxley Act of 2002. In addition, from 2010 until 2023, Ms. Harlan served on the Board of University Hospitals Health System, Inc. From 2012 until 2019, she was a member of the Advisory Board of Gates Group Capital Partners. From 2010 until its sale to Archer Daniels Midland in 2015, Ms. Harlan was also a Director of Eatem Foods Company. Ms. Harlan also previously served on the Board of Directors of privately held FlavorX Corporation and on the Board of Directors of Cleveland Cliffs Inc., a NYSE listed steel and mining company (NYSE: CLF).

Ms. Harlan has 13 years of experience as senior legal counsel at Smucker, which has significant family ownership and family senior management generally comparable to the ownership structure of the Company. She has extensive mergers and acquisition experience with Smucker and 15 years prior related experience with a major law firm. She also has broad experience with public company governance issues, audit matters, executive compensation and equity compensation plan development and administration as well as human resources issues.

Pamela A. Heminger Age: 57 Independent

Ms. Pamela Heminger is a senior vice president of Caterpillar Inc., (NYSE:CAT), a NYSE publicly traded leading manufacturer of construction and mining equipment, off-highway diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. As a member of Caterpillar’s Operating Council, Ms. Heminger has responsibility for the Strategic Procurement & Planning Division, where she leads a team responsible for designing, developing, and connecting world-class capabilities to create value across the entire ecosystem – from the supply base through the manufacturing process – ensuring dealer and customer success.

Prior to joining Caterpillar in 2020, she spent 24-years in a variety of procurement and business operations roles at Honda Motor Company (NYSE: HMC), a NYSE publicly traded global automotive manufacturer, including vice president of Honda North America Purchasing. Ms. Heminger also held various supply chain and materials management roles with Lennox International (NYSE: LII), a NYSE publicly traded designer, manufacturer, and marketer of products to support the heating, ventilation, air conditioning, and refrigeration markets.

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Election of Directors

Ms. Heminger possesses deep expertise and knowledge of procurement and supply chain operations gained through progressive leadership responsibilities. As a skilled leader in business transformation, Ms. Heminger has dedicated her professional career to innovating and delivering process efficiencies through the use of data and insights and adoption of digital technology. Her visionary approach coupled with these attributes has resulted in meaningful, sustainable change across the industries she has served.

Scott A. King Age: 50 Director of the Company since 2021 President and Chief Executive Officer

Scott A. King is President and Chief Executive Officer of the Company. In 2004, he joined Gorman-Rupp Pumps USA as Manufacturing Manager and progressed through multiple positions including Director of Manufacturing, Vice President of Operations, General Manager and Chief Operating Officer. Prior to joining the Company, Mr. King served in various capacities with Fortune 500 diversified industrial manufacturers. He is the past President of the Regional Manufacturing Coalition and a past chairman of the Board of Directors for the Hydraulic Institute.

Mr. King has been instrumental in the operational leadership of the Company for more than 20 years. He is highly knowledgeable about the pump industry and the Company’s products, customers and competitors.

Christopher H. Lake Age: 60 Director of the Company since 2000 Independent

Christopher H. Lake was President and Chief Operating Officer of SRI Quality System Registrar, an international third-party management system registrar and certification audit firm, from January 2006 until its sale in 2023, after having served as Vice President of Sales from February to December 2005. The firm had operations in the United States, Asia and the European Union. Mr. Lake led a regional consulting group that focused on operations and organizational development from 2001 through 2004 for banking, communications, and consumer product companies. Prior to 2001, Mr. Lake was also Principal and Industry Executive for two Fortune 500 companies.

Mr. Lake has major corporate service and operations experience with large service, manufacturing, and technology companies. He also has extensive experience providing information technology management, marketing strategy, and business development services to large domestic and international corporations.

Sonja K. McClelland Age: 53 Director of the Company since 2019 Independent

Sonja K. McClelland is the Executive Vice President, Treasurer, and Chief Financial Officer of Hurco Companies, Inc. (“Hurco”), a NASDAQ publicly-traded international industrial technology company that designs, manufactures and sells computerized machine tools. Ms. McClelland has worked for Hurco in various finance and accounting roles since September 1996 most recently serving as Executive Vice President since 2017; Treasurer and Chief Financial Officer since March 2014, Corporate Secretary from March 2014 to March 2021, and Principal Financial and Accounting Officer since her appointment as Corporate Controller and Assistant Secretary in November 2004. Prior to joining Hurco, Ms. McClelland was employed by Arthur Anderson LLP following her graduation from college.

Ms. McClelland is a senior financial executive with nearly 30 years of experience in public accounting and financial reporting responsibilities and qualifies as an “audit committee financial expert” under SEC rules for service on the Audit Committee. She is a versatile business professional with a diverse background in corporate accounting and finance, manufacturing operations, investor relations, strategic planning, acquisitions and divestitures, complex

2025 Proxy Statement	|	THE GORMAN-RUPP COMPANY	5

Election of Directors

international organizational structures, transfer-pricing and international tax strategies, foreign currency risk management, SEC reporting, compliance risk management, systems implementations, and corporate governance matters.

Vincent K. Petrella Age: 64 Director of the Company since 2020 Independent

Vincent K. Petrella is the retired Executive Vice President, Chief Financial Officer and Treasurer of Lincoln Electric Holdings, Inc. (NASDAQ:LECO) — a role he held from 2004 to 2020. He held prior roles within the finance and internal audit functions at Lincoln Electric from 1995 through 2003 and began his career at an international public accounting firm. Lincoln Electric engages in the design, manufacture, and sale of welding, cutting, and brazing products worldwide. Mr. Petrella is currently a Director of Applied Industrial Technologies, Inc. (NYSE:AIT), a publicly-traded value-added distributor of industrial supplies, and Sotera Health Company (NASDAQ:SHC), a publicly-traded healthcare supplier.

Mr. Petrella qualifies as an “audit committee financial expert” under SEC rules with his extensive experience in public accounting and financial reporting responsibilities. He also has broad experience with international acquisitions, business strategy and manufacturing operations.

Kenneth R. Reynolds Age: 66 Director of the Company since 2014 Independent

Kenneth R. Reynolds serves on the Board of Directors of Ariel Corporation and, in 2020 retired from being Ariel’s Executive Vice President and Treasurer. He previously served as its Chief Financial Officer from 1997 to 2016. Ariel has been a major designer and manufacturer of a wide variety of compressors for diverse global petroleum markets for over 50 years. Its compressors are in service worldwide in refineries, gas fields, pipeline service and gas gathering, making it a world leader in gas compression. Previously, Mr. Reynolds, a Certified Public Accountant, was a partner with a regional public accounting firm which he joined following his college graduation.

Mr. Reynolds has over 30 years of financial systems management and reporting experience and qualifies as an “audit committee financial expert” under SEC rules for service on the Audit Committee. Additionally, Mr. Reynolds has extensive international Fortune 500 customer experience with major petroleum producers and capital goods manufacturers.

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Election of Directors

Director Qualifications

As reflected in the chart below, the Board believes the seven independent director nominees offer a range of key skills and experience to provide effective oversight of the Company and create long-term sustainable growth through successful execution of the Company’s strategic initiatives.

	Donald H. Bullock, Jr.	M. Ann Harlan	Pamela A. Heminger	Christopher H. Lake	Sonja K. McClelland	Vincent K. Petrella	Kenneth R. Reynolds

Board of Directors Experience (other current or prior public company Boards)		X				X

Manufacturing	X	X	X	X	X	X	X

International	X	X	X	X	X	X	X

Operational	X		X	X	X	X	X

Business Development and Strategy	X	X	X	X	X	X	X

Sales and Marketing				X

Audit Committee Financial Expert	X				X	X	X

Information Technology	X		X	X	X	X

Board Composition

	Donald H. Bullock, Jr.	Jeffrey S. Gorman	M. Ann Harlan	Pamela A. Heminger	Scott A. King	Christopher H. Lake	Sonja K. McClelland	Vincent K. Petrella	Kenneth R. Reynolds

Gender

Male	X	X			X	X		X	X

Female			X	X			X

Race/Ethnicity

African American

Asian, Pacific Islander							X

White/ Caucasian	X	X	X	X	X	X		X	X

Hispanic/Latino

Native American

Non-Employee Director Compensation

The Compensation Committee is charged with oversight and periodic review of Non-Employee Director compensation and with recommending any changes to the entire Board of Directors. Directors who are employees of the Company (Mr. Scott A. King and, during 2024, Mr. Jeffrey Gorman) do not receive any compensation for service as Directors. Non-Employee Directors are compensated by the Company for their services as Directors through a combination of annual cash retainers and stock awards.

The Company’s Non-Employee Directors compensation for 2024 consisted of annual cash retainers of $55,000 each and $90,000 in stock awards. To reflect their additional responsibilities, effective April 26, 2024, the Chair of the Governance and Nominating Committee received an additional retainer fee of $10,000, the Chair of the Compensation Committee received an additional retainer fee of $12,500, and the Chair of the Audit Committee received an additional retainer fee of $15,000. The Lead Independent Director received an additional retainer fee of $15,000.

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Election of Directors

The Company has a stock ownership policy for its Non-Employee Directors to encourage meaningful stock ownership in the Company. The policy requires each Non-Employee Director to own shares of stock equal in value to five times his or her annual cash retainer, and prohibits most sales of shares unless the applicable minimum stock ownership requirement is met.

Non-Employee Director Compensation Table

The table below summarizes the total compensation paid for service by each of the Non-Employee Directors of the Company for the year 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)

Donald H. Bullock, Jr.(2)	$63,406	$90,000	$153,406

M. Ann Harlan(3)	70,000	90,000	160,000

Christopher H. Lake	55,000	90,000	145,000

Sonja K. McClelland(4)	68,406	90,000	158,406

Vincent K. Petrella(5)	65,109	90,000	155,109

Kenneth R. Reynolds	55,000	90,000	145,000

Charmaine R. Riggins(6)	17,527	-	17,527

(1)

Each Non-Employee Director received an award of $90,000 Common Shares (from the Company’s treasury shares) under The Gorman-Rupp Company 2024 Omnibus Incentive Plan. Each award consisted of 2,759 Common Shares granted on May 8, 2024 and had a fair value of $32.62 per share as of the grant date, computed in accordance with FASB ASC Topic 718.

(2)

Mr. Bullock’s “Fees Earned or Paid in Cash” includes additional retainer fees for service as Chair of the Governance and Nominating Committee prorated at $5,000 per year from January 1, 2024 to April 25, 2024 and at $10,000 per year from April 26, 2024 to December 31, 2024.

(3)	Ms. Harlan’s “Fees Earned or Paid in Cash” includes additional retainer fees of $15,000 for service as Lead Independent Director.
(4)

Ms. McClelland’s “Fees Earned or Paid in Cash” includes additional retainer fees for service as Chair of the Audit Committee prorated at $10,000 per year from January 1, 2024 to April 25, 2024 and at $15,000 per year from April 26, 2024 to December 31, 2024.

(5)

Mr. Petrella’s “Fees Earned or Paid in Cash” includes additional retainer fees for service as Chair of the Compensation Committee prorated at $5,000 per year from January 1, 2024 to April 25, 2024 and at $12,500 per year from April 26, 2024 to December 31, 2024.

(6)

Ms. Riggins was not nominated for re-election by the Board of Directors after considering potential commercial conflicts of interest related to a change in her employment. She concluded her term of service as a director effective April 25, 2024.

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Corporate Governance

CORPORATE GOVERNANCE

Board Composition and Practices

Annual Election of Directors	✓	Executive Sessions of the Board	✓

Lead Independent Director	✓	Over Boarding Policy	✓

Committee Independence	100%	Mandatory Board Retirement Age	✓

Independent Director Gender Diversity	42%	Board and Committee Self-Evaluations	✓

New Directors Since 2020	4	Board Member Candidate Guidelines	✓

Number of Financial Experts	4	Stock Ownership Policy for Directors	✓

		Strategy, Environmental and Risk Management Oversight	✓

Board of Directors and Board Committees

The Company requires that a majority of its Directors must be “independent” as required by the listing standards of the NYSE and SEC rules, or by other regulatory or legislative bodies as may be applicable to the Company. The Board, on an annual basis, makes a determination as to the independence of each Director in accordance with applicable listing standards, rules and regulations. In general, “independent” means that a Director has no “material relationship” with the Company or any of its subsidiaries, other than through his or her service as a Director. The existence of a material relationship must be determined based upon a review of all relevant facts and circumstances, and generally is a relationship that might reasonably be expected to compromise the Director’s ability to maintain his or her independence from management in connection with the Director’s duties.

The Board has approved Corporate Governance Guidelines and a Code of Ethics to provide guidance for the governance of the Company. The Governance and Nominating Committee is responsible for monitoring these guidelines and code of ethics and reviews them on an annual basis and, subject to Board approval, makes such revisions as may be necessary or appropriate to reflect new regulatory requirements and evolving corporate governance practices. The Corporate Governance Guidelines and Code of Ethics are available in their entirety on the Company’s website at http://www.gormanrupp.com.

Based on an annual review by the Governance and Nominating Committee, the Committee affirmatively determined, after considering all relevant facts and circumstances known to it, that other than Jeffrey S. Gorman, no Non-Employee Director has a material relationship with the Company and that all Non-Employee Directors other than Jeffrey S. Gorman, meet the independence standards of the Company’s Corporate Governance Guidelines, as well as the current independence standards of the NYSE and SEC corporate governance requirements for listed companies, and have no relationships or transactions required to be reported by Item 404 of Regulation S-K.

During 2024, a total of 5 regularly scheduled meetings of the Board of Directors (at least one each quarter) and a total of 16 meetings of all standing Directors’ Committees were held. All Directors attended at least 75% of the aggregate number of meetings held by the Board of Directors and the respective Committees on which they served. In 2024, the independent Directors met at every regularly scheduled meeting of the Board of Directors in executive session without the presence of the non-independent Directors and any members of the Company’s management. The Lead Independent Director, who is currently M. Ann Harlan, generally presides at these non-management executive sessions. Members of the Board of Directors are expected to attend the Company’s Annual Meeting of Shareholders, and all Directors were in attendance at the 2024 annual meeting.

At the April 25, 2024 annual reorganizational meeting of the Board of Directors, M. Ann Harlan was re-elected by the independent Directors as Lead Independent Director, to serve for an additional one year term. The Lead Independent Director is responsible for coordinating the activities of the other independent Directors and has the authority to preside at all meetings of the Board of Directors at which the Chairman of the Board is not present. The Lead Independent Director serves as principal liaison on Board-wide issues between the independent Directors

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Corporate Governance

and the Chairman of the Board, approves meeting schedules and agendas and monitors the quality of information sent to the Board. The Lead Independent Director also may recommend the retention of outside advisors and consultants who report directly to the Board of Directors. If requested by shareholders, when appropriate, the Lead Independent Director also will be available for consultation and direct communication.

The Board completes annual performance evaluations of the Board, as well as the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee, to assist in determining whether the Board and its Committees are functioning effectively. Annually, the Board and each of its Committees complete self-evaluations and review and discuss the results. The Governance and Nominating Committee oversees this process.

The Board of Directors has three separately designated standing Committees: (1) Audit Committee; (2) Compensation Committee; and (3) Governance and Nominating Committee. All members of each Committee are independent Directors. Each Committee is governed by a written charter adopted by the Board of Directors detailing its authority and responsibilities. These charters are reviewed and updated periodically as legislative and regulatory developments and business circumstances warrant. Complete copies of each Committee charter are available on the Company’s website at http://www.gormanrupp.com.

The table below shows current members of each of the Committees and the number of meetings held by each standing Committee in 2024. Charmaine R. Riggins served as a member of the Compensation Committee and the Governance and Nominating Committee during 2024, prior to the conclusion of her term as a director on April 25, 2024.

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee

Donald H. Bullock, Jr.	✓		Chair

M. Ann Harlan		✓

Christopher H. Lake		✓	✓

Sonja K. McClelland	Chair	✓

Vincent K. Petrella	✓	Chair

Kenneth R. Reynolds	✓		✓

Number of Meetings	5	6	5

Audit Committee

The principal functions of the Audit Committee include the authority and responsibility to:

•	Oversee the integrity of the financial statements of the Company;

•	Engage the Company’s independent registered public accounting firm and review the scope of the audit of the Company’s consolidated financial statements;

•	Evaluate auditor qualification, performance, and independence;

•	Approve fees to be paid to the independent registered accounting firm for the agreed-upon-services;

•	Consider comments made by the independent registered public accountants with respect to internal controls and financial reporting and related actions taken by management;

•	Review internal accounting systems, procedures and controls with the Company’s internal auditor and financial staff;

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Corporate Governance

•	Review and pre-approve any non-audit services provided by the independent registered public accounting firm;

•	Provide organizational oversight of the Company’s enterprise risk management plan including cybersecurity and disaster recovery;

•	Oversee the Company’s hedging strategies;

•	Oversee the Company’s internal audit function, including approving the annual internal audit plan: and

•	Oversee compliance with legal and regulatory requirements that may have a material impact on the Company’s financial statements.

Compensation Committee

The principal functions of the Compensation Committee include the authority and responsibility to:

•	Evaluate, develop and monitor compensation policies and programs for the Company’s officers and Non-Employee Directors;

•	Recommend the salaries, profit sharing and long-term incentive compensation for the officers; and

•	Oversee the administration, funding and investment performance of the defined benefit pension plans and the defined contribution retirement plans of the Company.

A more comprehensive description of the Compensation Committee’s functions regarding the consideration and determination of officer compensation is set forth under the caption “Compensation Discussion and Analysis.”

Governance and Nominating Committee

The principal functions of the Governance and Nominating Committee include the authority and responsibility to:

•	Identify, evaluate and recommend individuals for nomination as members of the Board of Directors;

•	Develop a succession plan for the Company’s Chief Executive Officer and other Executive Officers;

•	Develop a succession plan for other corporate officers and operating executives;

•	Oversee the annual evaluation of the performance of the Board and its Committees;

•	Periodically review the Board Committees’ charters and the Corporate Governance Guidelines for compliance with evolving regulations and Board-desired corporate goals;

•	Monitor the availability of training and professional education programs suitable for Directors for enhancement of their Board and Committee responsibilities;

•	At least annually, review potential conflicts of interest of Directors and Officers of the Company; and

•	Periodically review the Company’s environmental, social and sustainability programs and activities.

The Governance and Nominating Committee charter incorporates the Company’s policies and procedures by which to consider recommendations from shareholders for Director nominees. Any shareholder wishing to propose a candidate may do so by delivering a typewritten or legible hand-written communication to the Company’s Corporate Secretary. The submission should provide detailed business and personal biographical data about the candidate, and include a brief analysis explaining why the individual is well-qualified to become a Director nominee. All recommendations will be acknowledged by the Corporate Secretary and promptly referred to the Governance and Nominating Committee for evaluation.

The Governance and Nominating Committee has not specified any particular set of skills or qualities that is required for a Director candidate. All Director candidates, including any recommended by shareholders, are first evaluated based upon their (i) integrity, strength of character, practical wisdom and mature judgment; (ii) business and financial expertise and experience; (iii) intellect to comprehend the issues confronting the Company; and

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Corporate Governance

(iv) availability of adequate time to devote to the affairs of the Company and attend Board and Committee meetings. New Director candidates are subject to a background check performed by the Governance and Nominating Committee. In addition, the candidate will be personally interviewed by one or more Governance and Nominating Committee members before he or she is nominated for election to the Board of Directors. In considering candidates for the Board, the Governance and Nominating Committee considers the entirety of each candidate’s credentials in the context of their skills and qualities. With respect to the nomination of continuing Directors for re-election, the individual’s historical contributions to the Board are also considered. Third-party search firms may be retained by the Board from time to time to identify individuals that meet the director candidate criteria established by the Governance and Nominating Committee. During 2024, a third-party search firm identified and recommended Ms. Heminger as a candidate for the Board.

Risk Oversight

The Board of Directors believes that control and management of risk are primary responsibilities of senior management of the Company. As a general matter, the entire Board of Directors is responsible for oversight of this important senior management function. The Audit Committee is responsible to the Board for the organizational oversight of the Company’s comprehensive enterprise risk management plan. Additional oversight of some functional risks is performed by specific Board Committees, e.g., financial reporting risks and cyber risks are overseen by the Audit Committee; personnel selection, evaluation, retention and compensation risks and benefit plan investment risks are overseen by the Compensation Committee; and Chief Executive Officer, Executive Officer, other corporate officer, key operating executive and Director succession planning risks are overseen by the Governance and Nominating Committee. The results of each Committee’s oversight are reported regularly to the entire Board of Directors.

The Company’s comprehensive enterprise risk management plan, including cyber risks, is overseen by the Audit Committee. Senior management plays a pivotal role in informing the Audit Committee on cybersecurity risks. The information technology department regularly informs the senior management team of all aspects related to cybersecurity risks and incidents. This ensures that senior management is kept abreast of the cybersecurity posture and potential risks. The senior management team presents updates to the Audit Committee quarterly and, as necessary, to the full Board.

The Board of Directors and the Company’s management are committed to operating in a manner that upholds the reputation of the Company. The Governance and Nominating Committee is responsible for periodically reviewing the Company’s environmental, social and sustainability programs and activities, in addition to assuring compliance with the governance principles applicable to the Company.

With regard to environmental, social and governance (“ESG”) issues, the Board of Directors receives regular updates on such issues from management, recognizing a range of stakeholders that includes employees and the communities where the Company’s facilities are located. Among other things, management regularly discusses with the Board legal, compliance and ethical issues related to ESG matters and the specific ways that the Company acts upon its commitment to ESG principles. The Company’s actions related to ESG are summarized in the Company’s 2024 Sustainability Report (www.gormanrupp.com/en/sustainability).

Company Leadership Organization

With respect to the roles of Board Chairman and Chief Executive Officer, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances.

Upon election of Mr. Scott A. King as Chief Executive Officer of the Company on January 1, 2022, the Company separated the offices of Board Chairman and Chief Executive Officer because it believes this division more clearly delineates their respective responsibilities and capitalizes on the respective skills, expertise and experience of each of Mr. Gorman and Mr. King. This separation currently provides for the Chairman to focus on Board of Directors

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Corporate Governance

responsibilities, while continuing to contribute to the Company in areas where he is particularly qualified, and for the Chief Executive Officer to focus on the Company’s executive, administrative and operating responsibilities. Given Mr. Gorman’s and Mr. King’s respective years of service with the Company, the Company believes this structure is most appropriate for conducting its business and its responsibilities to its employees, customers, suppliers, shareholders, Directors, communities, and regulatory agencies. Pursuant to the Corporate Governance Guidelines, the Board believes that the combination or separation of these offices should continue to be considered periodically as necessary or advisable.

Related Party Transactions

The Company has no relationships or transactions required to be reported by Item 404 of Regulation S-K. Although the Company does not have a specific written policy regarding review, approval or ratification of related party transactions, the Company has a formal annual review process for such transactions at all locations, and the Board of Directors has the authority to review and approve all related party transactions defined as those transactions required to be disclosed under Item 404 of Regulation S-K. Review and approval of related party transactions also would be evidenced through the Company’s Code of Ethics compliance, annual completion of the Company’s Directors & Officers Questionnaires and discussion at Board meetings, or addressed in unanimous written actions in lieu of a Board meeting, if applicable.

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Audit Committee Report

AUDIT COMMITTEE REPORT

The Audit Committee has submitted the following report to the Board of Directors:

(i)

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2024 and the assessment of the Company’s internal controls over financial reporting with the Company’s management and the Company’s independent registered public accountants, Ernst & Young LLP;

(ii)

The Audit Committee has discussed with the Company’s independent registered public accountants the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

(iii)

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accountants required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed the issue of independence, including the provision of non-audit services to the Company, with the independent registered public accountants;

(iv)

With respect to the provision of non-audit services to the Company, the Audit Committee has obtained a written statement from the Company’s independent registered public accountants that they have not rendered any non-audit services prohibited by SEC and PCAOB rules relating to auditor independence, and that the delivery of any permitted non-audit services has not and will not impair their independence;

(v)

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, to be filed with the SEC; and

(vi)	In general, the Audit Committee has fulfilled its commitments in accordance with its charter.

Members of the Audit Committee are also “independent” in accordance with the corporate governance standards of the NYSE, and all of the members (including the Chair) qualify as an “audit committee financial expert” in accordance with SEC rules.

The foregoing report has been furnished by members of the Audit Committee:

Sonja K. McClelland, Chair

Donald H. Bullock, Jr.

Vincent K. Petrella

Kenneth R. Reynolds

Compensation Committee Interlocks and Insider Participation

Each of the following Directors served as a member of the Compensation Committee during the fiscal year ended December 31, 2024: M. Ann Harlan, Christopher H. Lake, Sonja K. McClelland, and Vincent K. Petrella. During 2024, no Company Executive Officer or Director was a member of the board of directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

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Compensation Committee Report

COMPENSATION COMMITTEE REPORT

The Compensation Committee has submitted the following report to the Board of Directors:

(i)	The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with the Company’s management; and

(ii)

Based on the review and discussions referred to in the preceding paragraph, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement in connection with the 2025 Annual Meeting of the Company’s Shareholders.

The foregoing report has been furnished by members of the Compensation Committee:

Vincent K. Petrella, Chair

M. Ann Harlan

Christopher H. Lake

Sonja K. McClelland

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Executive Compensation

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s officer compensation program and how it applies to the Company’s Chief Executive Officer and its other officers (collectively, the “Officers”), including its four named executive officers (“Executive Officers”) identified in the Summary Compensation Table included in this Proxy Statement.

Compensation Highlights

•	Annual Advisory Vote on Executive Compensation

•	Annual Peer Group Compensation Market Assessments

•	Pay for Performance

•	Utilize Performance Based and Service Based Restricted Shares

•	Stock Ownership Policy

•	Prohibit Pledging and Hedging of Company Shares

•	Clawback Policy

•	Insider Trading Policy

•	No Excessive Perquisites

•	No Employment Contracts

Overview

The Gorman-Rupp Company has a long and continuing focus on building profitability and consistently delivering increased value to our shareholders. To accomplish this goal, the Company’s Officer compensation program is designed to encourage and reward leadership, initiative, teamwork and top-quality performances among the Officers.

The Compensation Committee (the “Committee”) of the Board of Directors is authorized to:

•	Review and evaluate the compensation policies and programs for the Officers;

•	Review, at least annually, the Chief Executive Officer’s progress assessments of the other Officers and to evaluate the Chief Executive Officer’s progress assessment;

•	Review and recommend the annual salaries, annual profit sharing and long-term incentive compensation determinations for the Executive Officers to the Board of Directors; and

•	Review the compensation of Non-Employee Directors (“Directors”) and submit any suggested recommendations for changes to the Directors for review.

Four independent Directors comprise the Committee. Their responsibilities are carried out pursuant to authority delegated by the Board of Directors and in accordance with the federal securities laws and other applicable laws and regulations and the Committee’s charter.

Philosophy and Objectives

Under the Committee’s oversight, the Company has formulated a compensation philosophy that is intended to assure the provision of fair, competitive and performance-based compensation to the Officers. This philosophy reflects the belief that compensation of the Officers should be consistent with the Company’s historical compensation practices, its culture, its profitability and its long-term shareholder value.

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Executive Compensation

The implementation of the Company’s Officer compensation philosophy seeks (i) to attract and retain a group of talented individuals with the education, experience, skill sets and professional presence deemed best suited for the respective Officer positions; and (ii) to continually motivate those individuals to help the Company achieve its strategic goals and enhance profitability by offering them incentive compensation in the form of profit sharing and equity-based compensation awards driven by the Company’s results of operations and financial condition.

Elements of Compensation

The Company’s Officer compensation program consists of four elements: base salary, profit sharing, long-term incentive equity awards and a component of modest miscellaneous benefits. The Company has not entered into employment contracts with any of the Officers.

Ownership of the Company’s Common Shares by the Officers has continually been considered a worthy goal within the Company to further align Officers’ interests with those of Shareholders. Toward that end, the Company sponsors opportunities to purchase Common Shares, including a partial Company match, aimed at encouraging the Officers, and substantially all other employees, to voluntarily invest in the Common Shares.

The Company has a stock ownership policy which establishes minimum stock ownership requirements for its Officers, group presidents and other corporate and operating officers to encourage meaningful stock ownership in the Company. The policy requires each executive, operating president and designated key employees to own shares of stock equal in value ranging from multiples of one times to three times his or her base salary, and prohibits most sales of shares unless the applicable minimum stock ownership requirement is met.

Base Salary — Base salaries are premised upon the relative responsibilities of the given Officers and industry surveys and related data. Initial salaries generally are set below competitive levels paid to comparable officers at other entities engaged in the same or similar businesses as the Company based upon publicly-available peer data, discussed below under “Annual Review”, and Company philosophy. Subsequently, actual salaries are adjusted periodically based on judgments of each person’s performance, qualifications, accomplishments and expected future contributions in his or her Officer role.

Profit Sharing — The Company intentionally relies to a significant degree on annual incentive compensation in the form of profit sharing to attract and retain the Officers. This profit sharing opportunity, which is based on annual operating income, provides motivation for them to perform to the full extent of their individual abilities and as a team to build total Company profitability and shareholder value on a continuing, long-term basis.

Long-term Incentive Equity Awards — Pursuant to the Company’s employee equity compensation plan, long-term equity incentive compensation is an element of compensation used to enhance the Company’s compensation program in combination with its succession planning for key personnel and to further align the interests of award recipients with shareholders. Equity incentive compensation has also been selected to facilitate the accumulation of additional Company shares of stock by those most accountable for the Company’s operating results and shareholder value. The Compensation Committee may grant equity awards conditioned upon achievement of appropriate performance metrics (Performance Stock Units or PSUs), as well as service-based awards (Restricted Stock Units or RSUs) to certain employees. Recipients of grants of PSU’s receive a target award of performance-based shares that vest at the end of a specified multi-year period, based on the levels of achievement of the performance goals established by the Compensation Committee, which may range from 0% to 150% of the target number of performance-based shares. The performance goals for performance-based shares granted during 2024 are based on targeted adjusted operating income growth and average operating working capital to sales, weighted 67% and 33%, respectively. The Committee believes the combination of these performance goals provides an appropriate balance between earnings-related and growth goals while also focusing on managing working capital. Service based restricted stock units enhance the Company’s ability to retain executives and provide value based on the Company’s stock price performance. In determining the mix of performance share units and service based restricted share units included in annual award grants, greater emphasis is placed on performance share units to further motivate executives to pursue goals associated with the Company’s financial performance. Each vested PSU and RSU represents the right to receive one Common Share of the Company.

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Executive Compensation

In determining the target amount of PSUs, the number of RSUs and the relative mix of the two awards to be granted to our Executive Officers, the Compensation Committee takes into account several factors, including our Chief Executive Officer’s recommendation for the other Executive Officers, our short-term and long-term financial and strategic objectives, the Executive Officer’s relative job scope, individual performance history and prior and anticipated future contributions to the Company. After considering these factors, the Compensation Committee determines the amount of PSUs and RSUs to be granted at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
The
two-year
performance period for PSUs granted to the Officers in 2023 concluded on December 31, 2024. The performance goals for the 2023-2024 performance period were based on compound annual growth for adjusted operating income and average operating working capital to sales, weighted 67% and 33% respectively. On February 26, 2025, the Compensation Committee reviewed the Company’s financial results for the two-year
period ended December 31, 2024 as compared to the performance goals, and determined that adjusted operating income growth and average operating working capital to sales both exceeded the maximum goals. Accordingly, if the Officers remain in service to the Company through the December 31, 2025 vesting date, performance-based shares will be awarded to the Officers at 150% of the target under the 2023 grants with amounts as follows: Scott A. King- 15,727 Common Shares; James C. Kerr- 10,222 Common Shares; and Brigette A. Burnell- 9,174 Common Shares.
Other Compensation
 —
The Officers receive a variety of miscellaneous benefits, the value of which is represented for the named Executive Officers under the caption “All Other Compensation” in the Summary Compensation Table. These benefits include taxable life insurance, and Company contributions to the Christmas Savings Plan, the 401(k) Plan, and certain partial matching contribution opportunities under the Employee Stock Purchase Plan. The Company also sponsors a defined benefit pension plan in which two of the Company’s Executive Officers participate as explained under the caption “Pension Benefits.”
Stock Ownership
 —
The Company has long encouraged the Officers to voluntarily invest in the Company’s Common Shares. As a consequence, the Company makes the purchase of its Common Shares convenient, in some cases with partial cash matching contributions from the Company, and in all cases without brokers’ fees or commissions, under an Employee Stock Purchase Plan, a 401(k) Plan and a Dividend Reinvestment Plan. Although the purchase opportunities available through these plans do not constitute elements of Officer compensation, all of the current Officers are shareholders and participate in one or more of the foregoing plans.
Clawback Policy
— Under certain circumstances, including a restatement of financial results by the Company, the grantee may be required to return to the Company share awards and/or pretax income derived from any disposition of shares previously received if the performance shares would not have been earned based upon the restated financial results. To this end, the Board of Directors approved a Clawback Policy which is included as an exhibit in the Company’s Annual Report on
Form 10-K
for the fiscal year ended December 31, 2024.
Insider Trading Policies and Procedures
— The Company has an Insider Trading Policy that governs the purchase, sale and other disposition of the Company’s common stock by our directors, officers and employees and certain of their family members and related parties, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, including applicable stock exchange listing standards. The policy prohibits buying or selling the Company’s common stock while in possession of material non-public
information about the Company and from disclosing such information to others. The policy imposes trading
“black-out”
periods and requires that certain officers of the Company and other designated employees only transact in Company stock during an open window period, subject to limited exceptions. In addition, certain officers and directors of the Company are required to obtain approval in advance of transactions in Company stock. A copy of our Insider Trading Policy is included as an exhibit to the Company’s Annual Report on Form
10-K
for the fiscal year ended December 31, 2024. It is the Company’s practice to comply with all applicable securities and corporate laws when engaging in transactions in the Company’s securities.
Directors, Officers and certain other employees may not engage in hedging transactions related to the Company’s securities, may not engage in short sales, may not purchase or sell put options, call options or other such derivative

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Executive Compensation

securities, and may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.
Annual Reviews
The Committee’s current objective is for the Company’s Executive Officers to be compensated at a total level of compensation commensurate with at least the 25th percentile of compensation of comparable capital goods manufacturing companies. The Committee additionally evaluates the Executive Officers’ progress assessments and the Company’s financial performance in performing its compensation review responsibilities. The Committee also takes into account the outcome of prior shareholders’ advisory votes on executive compensation.
The Committee has the authority if needed to consult with outside accounting, legal and compensation advisors as appropriate in arriving at compensation recommendations, subject to approval by the Board of Directors. The compensation advisors report directly to the Compensation Committee, and the Compensation Committee may replace the advisors or hire additional advisors if needed. The advisors attend meetings of the Compensation Committee, as requested, and communicate with the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the Company’s Executive Officers.
In 2024, the Compensation Committee retained independent compensation advisor Semler Brossy Consulting Group (“Semler Brossy”). Semler Brossy provided market compensation information from public proxy data, and analysis regarding the Company’s compensation of Executive Officers relative to peers, including low, mean, median and high compensation ranges.
The Compensation Committee reviews the services provided by its third-party advisor and believes that Semler Brossy is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with Semler Brossy and determined that Semler Brossy’s work for the Committee in 2024 did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, or under applicable rules and regulations of the SEC and NYSE.
Prior to the Company’s annual February Board meeting, the Committee reviews with the Chief Executive Officer the recommended annual base salary for each of the Executive Officers (other than the Chief Executive Officer). The Committee independently reviews the base salary for the Chief Executive Officer and develops a recommendation therefor. These salary reviews include consideration of the fact that a significant component of total compensation is variable, performance-based profit sharing. The Committee then reports the results of its Executive Officer compensation reviews and recommendations to the Board of Directors.
During October 2024, the Committee reviewed updated peer information compensation details provided by Semler Brossy for 14 other capital goods manufacturing companies listed below. The companies in this peer group are reviewed from time to time and may be changed to account for differences between the Company and specific peers. Except for the removal of one company due to its acquisition by another party, the peer group is unchanged from the peer group used in 2023.

Alamo Group Inc.	L.B. Foster
Ampco-Pittsburgh Corporation	Lindsay Corporation
Badger Meter, Inc.	Mueller Water Products
DMC Global Inc.	NN, Inc.
Franklin Electric	Standex Intl.
Helios Tech	Tennant Company
Kadant Inc.	Twin Disc, Incorporated
These peer companies reflect similar size, with median revenue of approximately $769 million and annual revenue ranging from approximately $321 million to $2 billion, with The Gorman-Rupp Company ranking in the 37 th
percentile in annual revenue. The Committee also took into account the favorable outcome of the shareholders’

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Executive Compensation

advisory vote on executive compensation at the Company’s 2024 Annual Meeting of Shareholders. The Board, based on the Committee’s recommendation, approved base salary increases for Executive Officers reflecting the Board’s assessment of all the factors described above.

Following the end of each year and the final preparation of the Company’s audited financial statements, management calculates the total amount of profit sharing available for awarding to the Executive Officers based on the Company’s achieved operating income. The Chief Executive Officer then determines a recommended allocation of the available profit sharing award pool among the Executive Officers based on the respective Executive Officer’s prior profit sharing award history and their current year progress assessment.

The Committee reviews with the Chief Executive Officer the recommended profit sharing award for each of the Executive Officers (other than the Chief Executive Officer). The Committee independently reviews the profit sharing award for the Chief Executive Officer and develops a recommendation therefor. These profit sharing reviews include consideration of the Chief Executive Officer’s progress assessments of the other Officers, and the Committee’s independent progress assessment of the Chief Executive Officer and the Company’s prior profit sharing award history. The Committee then reports the results of its profit sharing reviews and recommendations for the Executive Officers to the Board of Directors for its consideration and approval.

During 2024, the Compensation Committee of the Board of Directors of the Company approved grants of PSUs for the Company’s Executive Officers with target amounts as follows: Scott A. King — 11,013 performance-based Common Shares; James C. Kerr — 5,644 performance-based Common Shares; and Brigette A. Burnell — 5,093 performance-based Common Shares. At the time of the 2024 grant, the Compensation Committee established two-year performance goals for the period ending December 31, 2025 based on compound annual growth for adjusted operating income and average operating working capital to sales, weighted 67% and 33% respectively. These PSUs have a three-year vesting period ending December 31, 2026.

On February 22, 2024, the Compensation Committee of the Board of Directors of the Company approved RSU awards for the Company’s Executive Officers with amounts as follows: Scott A. King — 6,883 Common Shares; James C. Kerr — 2,477 Common Shares; and Brigette A. Burnell — 2,202 Common Shares. These RSUs vest in annual installments over a three-year vesting period based on continued service of the grantee.

The PSU and RSU awards also may vest to a certain extent in the event of a Change of Control (as defined in the Company’s equity compensation plan) of the Company or the death, disability or retirement of the grantee. See “Post-Employment Value of Equity Incentive Compensation.”

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Executive Compensation

Summary Compensation Table

The table below contains information pertaining to the annual compensation of the Company’s principal executive officer, its principal financial officer, and its other named Executive Officers for calendar years 2024, 2023, and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Jeffrey S. Gorman(5) Chairman	2024	375,000	196,729	-	133,638	24,052	729,419
	2023	379,167	179,300	-	125,609	25,256	709,332
	2022	400,000	100,000	-	-	30,107	530,107
Scott A. King President and Chief Executive Officer	2024	683,333	572,542	650,000	35,416	13,470	1,954,761
	2023	583,333	537,900	500,000	75,629	10,986	1,707,848
	2022	500,000	390,000	813,120	-	9,698	1,712,818
James C. Kerr(6) Executive Vice President and Chief Financial Officer	2024	381,533	397,789	295,000	-	35,970	1,110,292
	2023	366,833	371,151	275,000	-	32,031	1,045,015
	2022	351,667	257,000	255,000	-	32,407	896,074
Brigette A. Burnell(7) Executive Vice President, General Counsel and Corporate Secretary	2024	349,250	341,417	265,000	-	30,543	986,210
	2023	335,833	317,361	250,000	-	25,487	928,681
	2022	320,833	227,000	344,530	-	24,890	917,253

(1)	The amounts in this column reflect the Executive Officer’s annual profit sharing compensation based on operating income.
(2)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of the underlying shares granted during the reported years, which includes both performance-based and service-based shares. For the performance-based share amounts reported in this column, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date and may not reflect the value that is ultimately received by the named Executive Officer in respect of such grants. The aggregate grant date fair value of the 2024 PSU awards reported in this column is: Scott A. King, $400,000; James C. Kerr, $205,000; and Brigette A. Burnell, $185,000. Assuming that the highest level of performance conditions are achieved, the aggregate grant date fair value of the 2024 PSU awards reported in this column would be: Scott A. King, $600,000; James C. Kerr, $307,500; and Brigette A. Burnell, $277,500.

(3)

The amounts reflect the non-cash change in pension value recognized for financial statement reporting purposes for the fiscal year ended December 31, 2024, in accordance with SEC Release Nos. 33-8732A; 34-54302A. In computing the change in pension value, the Company applies the assumptions used for financial reporting purposes and a measurement date of December 31 for benefit plan determinations. The change in pension value is the aggregate increase(decrease) in the actuarial present value of the respective Executive Officer’s accumulated benefit measured on an annual basis from the plan measurement date in 2022 to the measurement date in 2024. The Company does not offer nonqualified deferred compensation earnings to any of its employees.

(4)

Amounts include taxable life insurance and tax preparation fees, as well as Company contributions to the Company’s 401(k) Plan, Employee Stock Purchase Plan, Health Savings Account and Christmas Savings Plan.

(5)	Mr.Gorman’s “All Other Compensation” includes $11,750, $19,250 and $21,575 for calendar years 2024, 2023 and 2022, respectively, for tax planning and preparation fees.
(6)

Mr. Kerr’s “All Other Compensation” includes $29,392, $25,253, and $25,529 for calendar years 2024, 2023 and 2022, respectively for the Company’s contributions to his account in the enhanced 401(k) Plan.

(7)

Ms. Burnell’s “All Other Compensation” includes $25,807, $21,052, and $20,155 for calendar years 2024, 2023, and 2022, respectively, for the Company’s contributions to her account in the enhanced 401(k) Plan.

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Executive Compensation

Grants of Plan-Based Awards

The following table sets forth information regarding the PSU and RSU awards made during 2024 to the Company’s named Executive Officers.

		Estimated Future Payouts Under Equity Incentive Plan Awards (1) (2)

		Performance Based
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All other Stock Awards: Number of Shares of Stock units (#) (3)	Grant Date Fair Value of Stock and Options Awards ($) (4)
Scott A. King	2/22/24	5,506	11,013	16,519	6,883	650,000
James C. Kerr	2/22/24	2,822	5,644	8,466	2,477	295,000
Brigette A. Burnell	2/22/24	2,546	5,093	7,639	2,202	265,000

(1)

These amounts reflect the threshold, target and maximum number of performance-based share units granted on February 22, 2024 under The Gorman-Rupp Company 2015 Omnibus Incentive Plan (the “2015 Incentive Plan”). These shares vest on December 31, 2026 based upon the achievement of pre-determined financial performance goals for adjusted operating income growth and average operating working capital to sales over a two-year performance period ending December 31, 2025 and the grantee’s continued service through the end of the vesting period.

(2)

Except for certain limited circumstances as set forth in the 2015 Incentive Plan (such as death or a Change in Control), all PSUs granted under the 2015 Incentive Plan vest at the end of a three-year period, and the amount vested and paid is based on the levels of achievement of performance goals established by the Compensation Committee over a two-year performance period and the grantee’s continued service though the end of the vesting period. For the 2024 PSU grants, the two performance goals established for the January 1, 2024 through December 31, 2025 performance period are specific ranges of adjusted operating income growth and average operating working capital to sales, weighted 67% and 33%, respectively. The range of future payouts is 0% to 150% for each performance goal, with the threshold payout occurring at 50%, the target payout occurring at 100% and the maximum payout occurring at 150%. Grantees under the 2015 Incentive Plan do not have any of the rights of a shareholder with respect to any shares underlying PSUs, including the right to vote or receive dividends, until determination of the achievement of the performance goals and payment of the applicable shares after the end of the vesting period in accordance with the 2015 Incentive Plan.

(3)

These amounts represent service-based restricted share units (RSUs) granted under the 2015 Incentive Plan. Except for certain limited circumstances as set forth in the 2015 Incentive Plan (such as death or a Change in Control), these RSUs vest in annual installments over a three year vesting period based on the continued service of the grantee.

(4)

The value of PSUs is calculated assuming achievement of the target level of performance based on the closing market value of the Company’s Common Shares on the grant date in accordance with FASB ASC Topic 718.

22	THE GORMAN-RUPP COMPANY	|	2025 Proxy Statement

Executive Compensation

Outstanding Equity Awards at December 31, 2024

The following table sets forth information regarding the number and value of performance-based share units and service-based restricted share units granted to the Company’s named Executive Officers and outstanding on December 31, 2024.

		Stock Awards
Name	Grant Date	Number of Shares of Units of Stock That Have Not Been Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Scott A. King	2/22/24	6,883	261,003	5,506(4)	208,788
	2/22/23	4,660	176,707	15,727(5)	596,368
	2/24/22	5,370	203,630	9,243(6)	350,495
James C. Kerr	2/22/24	2,477	93,928	2,822(4)	107,010
	2/22/23	1,864	70,683	10,222(5)	387,618
	2/24/22	686	26,013	7,395(6)	280,418
Brigette A. Burnell	2/22/24	2,202	82,500	2,546(4)	96,544
	2/22/23	1,748	66,284	9,174(5)	347,878
	2/24/22	1,639	62,151	6,778(6)	257,022

(1)

Amounts shown in this column represent RSU awards. Subject to certain exceptions (such as death or a Change in Control), the RSU awards vest in annual installments over a period of three years based on the continued service of the grantee.

(2)	Amounts shown in this column represent PSU awards.
(3)	The values equal the number of shares underlying the RSUs and PSUs indicated, multiplied by the closing price per share of the Company’s Common Shares of $37.92 on December 31, 2024.
(4)

Represents 2024 PSU grants. These PSU’s vest on December 31, 2026 based upon the continued service of the grantee and achievement of pre-determined performance goals for the performance period ending December 31, 2025. The number and value of the shares underlying the PSUs reflected in the table are based on achievement of the threshold level of performance.

(5)

Represents 2023 PSU grants. These PSU’s vest on December 31, 2025 based upon the continued service of the grantee and achievement of pre-determined performance goals for the performance period ending December 31, 2024. On February 26, 2025, the Compensation Committee reviewed the Company’s financial results over the performance period compared to the performance goals and determined that both adjusted operating income growth as well as average operating working capital to sales were achieved at levels above maximum goals. The number and value of the shares underlying the PSUs reflected in the table are based on achievement of the maximum level of performance.

(6)

Represents 2022 PSU grants. These PSU’s vested on December 31, 2024. On February 22, 2024, the Compensation Committee reviewed the Company’s financial results over the performance period compared to the performance goals and determined that both adjusted operating income growth as well as shareholder’s equity growth were achieved at levels above maximum goals. The number and value of the shares underlying the PSUs reflected in the table are based on achievement of the maximum level of performance.

2025 Proxy Statement	|	THE GORMAN-RUPP COMPANY	23

Executive Compensation

Stock Vested During Fiscal Year 2024

The following table sets forth the number of shares underlying restricted stock units and performance shares that became vested and payable to the Company’s Executive Officers during 2024 and the value of such based on the closing market price of the Company’s Common Shares on the applicable vesting date.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Scott A. King	7,699	$279,896
James C. Kerr	1,616	$ 58,727
Brigette A. Burnell	2,512	$ 91,318

Post-Employment Value of Equity Incentive Compensation

The following table sets forth estimates of the potential value of the aggregate number of unvested, outstanding equity grants that would become vested and payable to the Company’s Executive Officers upon the specified termination events, assuming that each such event took place on December 31, 2024.

	Jeffrey S. Gorman	Scott A. King	James C. Kerr	Brigette A. Burnell
Change in control followed by a qualifying termination of the Executive Officers’ employment	$-	$1,690,208	$850,015	$808,341
Death or disability (these estimated values are based on achievement of 150% of the performance targets under the 2022 and 2023 PSU grants, and target performance under the 2024 PSU grants)	-	1,203,077	687,348	655,911
Retirement (these estimated values are based on achievement of 150% of the performance targets under the 2022 and 2023 PSU grants, and target performance under the 2024 PSU grants)	-	887,277	610,171	553,316

Pension Benefits

The pension plan in which two of the Company’s Executive Officers participate is a defined benefit plan covering certain U.S. employees of the Company. New entry into this plan terminated as of December 31, 2007 and, effective January 1, 2008, an enhanced 401(k) Plan benefit was adopted for new employees hired thereafter.

The pension plan offers participants upon retirement the option to choose between monthly benefits or a single lump sum payment. The monthly pension benefits are equal to the product of 1.1% of the participant’s final average monthly earnings (based on compensation during the final ten years of service) and the number of years of credited service. A single lump sum amount is equal to the present value of the final monthly pension benefit multiplied by a single premium immediate annuity rate as defined by the plan. Historically, nearly all participants in the plan elect the single lump sum amount at retirement. The single lump sum payment option is used for financial reporting purposes for the fiscal year ended December 31, 2024, computed as of the plan measurement date of December 31, 2024.

24	THE GORMAN-RUPP COMPANY	|	2025 Proxy Statement

Executive Compensation

Actuarial assumptions used by the Company in determining the present value of the accumulated benefit amount consist of a 2.0% ultimate rate, a 5.32% discount rate and the Pri-2012 Total Dataset Employee Mortality with Scale MP-2021 for 12/31/24 remeasurement. Base compensation in excess of $305,000 is not taken into account under the plan. Vesting occurs after five years of credited service.

Pension Benefits Table

The table below summarizes the number of years of credited service and the present value of accumulated pension benefit for two named Executive Officers of the Company who participated in the pension plan for calendar year 2024.

Name	Plan Name	Year	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Jeffrey S. Gorman	The Gorman-Rupp Company Retirement Plan	2024	46	2,481,417	-
Scott A. King	The Gorman-Rupp Company Retirement Plan	2024	20	422,040	-

(1)	The credited years of service are determined as of a measurement date of December 31, 2024.
(2)

The amount represents the actuarial present value of accumulated benefit based on a single sum payment computed as of the plan measurement date of December 31, 2024. The retirement age is assumed to be the normal retirement age of 65 as defined in the plan.

2025 Proxy Statement	|	THE GORMAN-RUPP COMPANY	25

Executive Compensation

Pay Versus Performance
The following table summarizes compensation paid to the Company’s principal executive officer (“PEO”) as set forth in the Summary Compensation Table, compensation actually paid to the PEO, average compensation paid to the Company’s
Non-PEO
named executive officers (“NEOs”) as set forth in the Summary Compensation Table, and average compensation actually paid to the Company’s
Non-PEO
NEOs, each as calculated in accordance with SEC rules, and certain Company and peer group performance measures for the periods indicated:

					Value of Initial Fixed $100 Investment Based on (3):		000’s

Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (2)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income ($) (4)	Operating Income ($) (4)
2024	1,954,761	2,259,586	941,974	1,014,820	112.01	169.14	40,115	91,443
2023	1,707,848	2,109,366	894,343	1,029,150	102.92	152.18	34,951	87,041
2022	1,712,818	1,231,468	781,145	450,930	72.41	120.71	11,195	40,183
2021	1,078,110	920,864	835,208	823,730	123.11	141.86	29,851	39,356
2020	1,170,814	655,926	612,641	437,188	88.13	115.38	25,188	35,753

(1)
For 2020 and 2021, the PEO was Jeffrey S. Gorman. Scott A. King was promoted to Chief Executive Officer on January 1, 2022 and was the PEO for 2022, 2023 and 2024. For 2020 and 2021,
Non-PEO
NEOs include Scott A. King, James C. Kerr and Brigette A. Burnell. For 2022, 2023 and 2024,
Non-PEO
NEOs include Jeffrey S. Gorman, James C. Kerr and Brigette A. Burnell.

(2)	The “Reconciliation of Actual Compensation Paid” table below details the additions to and deductions from the Summary Compensation Table totals to calculate the Compensation Actually Paid amounts.
(3)
Represents cumulative shareholder total returns (assuming reinvestment of dividends) on $100 invested on December 31, 2019 through December 31, 2024 in the Company’s common shares and the Peer Group, S&P Industrial Machinery index.

(4)
2022, 2023 and 2024 results include the acquisition of Fill-Rite, a division of Tuthill, which was acquired on May 31, 2022. As further described in the Company’s Form
10-K,
Fill-Rite’s results are included in the Company’s results beginning June 1, 2022. Certain one-time
acquisition costs, as well as amortization of the set up in value of acquired inventories and backlog, are also included in the 2022 results.

Reconciliation of Actual Compensation Paid
The following table reconciles the PEO Summary Compensation Table total and the
Non-PEO
NEOs average Summary Compensation Table total to PEO Compensation Actually Paid and NEOs average Compensation Actually Paid for the periods indicated:

		Increase (Decrease) in Value of

	Total Compensation Paid from Summary Compensation Table ($)	Current Year Grants ($)	Prior Year Grants ($)	Grants Vesting in Current Year ($)	Grants from Prior Years Forfeited in Current Year ($)	Change in Pension Value, net of Service Cost ($)	Compensation Actually Paid ($)

PEO

2024	1,954,761	28,616	269,916	6,467	-	(173)	2,259,586

2023	1,707,848	120,887	276,954	44,399	-	(40,722)	2,109,366

2022	1,712,818	(242,563)	(126,506)	-	(148,648)	36,367	1,231,468

2021	1,078,110	82,833	72,757	766	(188,535)	(157,246)	920,864

2020	1,170,814	(4,878)	(32,264)	(14,313)	(199,313)	(257,121)	655,926

26	THE GORMAN-RUPP COMPANY	|	2025 Proxy Statement

Executive Compensation

		Increase (Decrease) in Value of

	Total Compensation Paid from Summary Compensation Table ($)	Current Year Grants ($)	Prior Year Grants ($)	Grants Vesting in Current Year ($)	Grants from Prior Years Forfeited in Current Year ($)	Change in Pension Value, net of Service Cost ($)	Compensation Actually Paid ($)

NEO Average

2024	941,974	8,191	108,045	1,156	-	(44,546)	1,014,820

2023	894,343	42,301	102,519	31,857	-	(41,870)	1,029,150

2022	781,145	(59,617)	(121,939)	-	(148,659)	-	450,930

2021	835,208	63,501	48,497	447	(125,679)	1,757	823,730

2020	612,641	(3,274)	(25,346)	(6,368)	(116,275)	(24,191)	437,188

	12/31/24	12/31/23	12/31/22	12/31/21	12/31/20
Closing Share Price	$37.92	$35.53	$25.62	$44.55	$32.45
Relationship Between Compensation Paid and Performance Measures
The tables presented below describe the relationship between PEO Compensation Actually Paid and
Non-PEO
NEOs Average Compensation Actually Paid, and their respective relationships to (1) total shareholder return (TSR) and peer group TSR and (2) net income and operating income, and illustrate how compensation fluctuates as Company performance changes.

2025 Proxy Statement	|	THE GORMAN-RUPP COMPANY	27

Executive Compensation

The three items listed below are, in the Company’s assessment, the most important financial performance measures used by the Company to link Compensation Actually Paid for 2024 to Company performance:

1.	Operating income

2.	Adjusted operating income

3.	Average operating working capital to sales

28	THE GORMAN-RUPP COMPANY	|	2025 Proxy Statement

Executive Compensation

CEO Pay Ratio

Below is: (i) the 2024 annual total compensation of our CEO; (ii) the 2024 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology the Company used to calculate the CEO pay ratio:

CEO Pay Ratio
CEO Annual Total Compensation	$1,954,761
Median Employee Annual Total Compensation	$65,837
CEO to Median Employee Pay Ratio	29.7 to 1

Methodology

The Company believes that its CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The Company’s methodology and process is explained below:

Determined Employee Population — The employee population included all global employees, excluding our CEO, who were employed by the Company on December 31, 2024, whether employed on a full-time, part-time, or seasonal basis.

Identified the Median Employee — The Company examined the 2024 total cash compensation of the employee population. The Company did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and did not annualize the compensation for any full-time employees that were not employed by the Company for all of 2024. The Company believes the use of total cash compensation for all employees is a consistently applied compensation measure because it does not widely distribute annual equity awards to employees. Less than five percent of the Company’s employees receive annual equity awards.

Calculated CEO Pay Ratio — After identifying the median employee based on total cash compensation, the Company calculated annual total compensation for such employee using the same methodology used for the CEO for 2024 as set forth in the Summary Compensation Table in this Proxy Statement.

The Company believes its executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value and demonstrate a commitment to internal pay equity. The Compensation Committee monitors the relationship between the pay of our Executive Officers and the pay of our non-executive employees.

2025 Proxy Statement	|	THE GORMAN-RUPP COMPANY	29

Beneficial Ownership of Shares

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth information pertaining to the beneficial ownership of the Company’s Common Shares as of February 1, 2025, except as otherwise noted, by (i) each Director and each person nominated for election as a Director, (ii) each Officer named in the summary compensation table, (iii) Directors and Executive Officers of the Company as a group, and (iv) any person who is known to the Company to be a beneficial owner of more than five percent of the Company’s outstanding Common Shares. The address of each of the Company’s Directors, nominees for Director and Executive Officers is in care of The Gorman-Rupp Company, P.O. Box 1217, Mansfield, Ohio 44901.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding Shares
Directors and Nominees:
Donald H. Bullock, Jr.	12,259	*
Jeffrey S. Gorman	2,752,569(2)	10.5%
M. Ann Harlan	28,202	*
Pamela A. Heminger	1,000	*
Christopher H. Lake	40,048	*
Sonja K. McClelland	11,929	*
Vincent K. Petrella	12,959	*
Kenneth R. Reynolds	31,509	*
Named Executive Officers:
Scott A. King	44,960(3)	*
James C. Kerr	30,100(4)	*
Brigette A. Burnell	25,483(5)	*
All Directors and Executive Officers as a group (11 persons):	2,990,018(6)(7)	11.3%
Other Principal Beneficial Owners:
Gayle G. Green(8)(13) PO Box 222 Wooster, OH 44691	2,500,510	9.5%
The Vanguard Group(9)(13) 100 Vanguard Blvd. Malvern, PA 19355	2,292,231	8.7%
Blackrock, Inc.(10)(13) 55 East 52nd Street New York, NY 10055	1,709,735	6.5%
GAMCO Investors, Inc.(11)(13) One Corporate Center Rye, NY 10580	1,335,838	5.1%
Dimensional Fund Advisors LP(12)(13) Building One 6300 Bee Cave Road Austin, TX 78746	1,321,685	5.0%

*	Represents less than 1% of the outstanding shares.

30	THE GORMAN-RUPP COMPANY	|	2025 Proxy Statement

Beneficial Ownership of Shares

(1)

Reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power in respect of such security. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with the SEC reporting requirements. Voting power or investment power with respect to shares reflected in the table is not shared with others except as otherwise indicated.

(2)

Includes 293,926 shares beneficially owned by Mr. Gorman’s wife and 750,331 shares beneficially owned by his children and grandchildren. Mr. Gorman considers that he shares the voting and investment power with respect to all of the foregoing shares, for purposes of reporting his beneficial ownership of common shares, but disclaims beneficial ownership of all of the shares referred to in this note (2), except to the extent of his pecuniary interest therein.

(3)	Includes 12,405 common shares issuable upon vesting of stock units within 60 days of February 1, 2025.
(4)	Includes 6,876 common shares issuable upon vesting of stock units within 60 days of February 1, 2025.
(5)	Includes 7,006 common shares issuable upon vesting of stock units within 60 days of February 1, 2025.
(6)	Includes 26,287 common shares issuable upon vesting of stock units within 60 days of February 1, 2025.
(7)	Includes 1,044,257 shares as to which voting and investment power are shared.
(8)

Based on a Schedule 13D filed with the SEC on February 14, 2024, Gayle G. Green had beneficial ownership of 2,500,510 shares, including sole voting power over 1,971,867 shares, shared voting power over 528,643 shares, sole dispositive power over 1,971,867 shares and shared dispositive power over 528,643 shares. Ms. Green is the sister of Mr. Jeffrey S. Gorman.

(9)

Based on a Schedule 13G/A filed with the SEC on February 13, 2023. The filing indicates that, as of December 31, 2023, The Vanguard Group had beneficial ownership of 2,292,231 shares, including shared voting power over 20,174 shares, sole dispositive power over 2,251,924 shares and shared dispositive power over 40,307 shares.

(10)

Based on a Schedule 13G/A filed with the SEC on January 29, 2024. The filing indicates that, as of December 31, 2023, Blackrock, Inc. had beneficial ownership of 1,709,735 shares, including sole voting power over 1,661,721 shares and sole dispositive power over 1,709,735 shares.

(11)

GAMCO Investors, Inc. is a diversified asset manager and financial services company. Based on a Schedule 13D/A filed with the SEC on February 6, 2025, Gabelli Funds, LLC had beneficial ownership of 764,900 shares, including sole voting power over 764,900 shares and sole dispositive power over 764,900 shares, GAMCO Asset Management Inc. had beneficial ownership of 522,938 shares, including sole voting power over 508,738 shares and sole dispositive power over 522,938 shares, and Teton Advisors, Inc. had beneficial ownership of 48,000 shares, including sole voting power over 48,000 shares and sole dispositive power over 48,000 shares.

(12)

Based on a Schedule 13G/A filed with the SEC on February 9, 2023. The filing indicates that, as of December 31, 2023, Dimensional Fund Advisors LP had beneficial ownership of 1,321,685 shares, including sole voting power over 1,290,854 shares and sole dispositive power over 1,321,685 shares.

(13)	Applicable percentage ownership is based upon 26,227,540 of the Company’s outstanding Common Shares as of December 31, 2024.

2025 Proxy Statement	|	THE GORMAN-RUPP COMPANY	31

Advisory Vote on the Compensation of the Company’s Named Executive Officers

The Board of Directors unanimously recommends a vote FOR Proposal No. 2 to approve the advisory resolution on the compensation of the Company’s named Executive Officers.

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

(Proposal No. 2)

This proposal is for a non-binding, advisory vote to approve the compensation of the Company’s named Executive Officers pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named Executive Officers and the compensation philosophy, policies and practices as described in the Executive Compensation — Compensation Discussion and Analysis narrative discussion, Summary Compensation Table and the other related tables and narrative disclosure included in this Proxy Statement. As detailed therein, the Directors are focused on compensating the Executive Officers fairly and in a manner that promotes the Company’s philosophy that compensation of the Executive Officers should be aligned with the Company’s historical compensation, its culture, and its profitability to promote the continued achievement of long-term shareholder value. Accordingly, the Company is asking shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of The Gorman-Rupp Company approve, on an advisory basis, the compensation of the Company’s named Executive Officers, as disclosed in the Executive Compensation — Compensation Discussion and Analysis narrative discussion, Summary Compensation Table and the other related tables and narrative disclosure included in the Company’s 2025 Proxy Statement.”

While not binding on the Company, the Board of Directors or the Compensation Committee, the results of shareholder voting on this proposal will be considered by the Board and Compensation Committee when making future compensation decisions for the Company’s named Executive Officers. The next advisory vote on compensation will occur at the Company’s 2026 annual meeting of shareholders.

32	THE GORMAN-RUPP COMPANY	|	2025 Proxy Statement

Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors unanimously recommends that you vote

FOR Proposal No. 3 to ratify the appointment of Ernst & Young LLP as the

Company’s independent registered public accounting firm.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 3)

This proposal is for a vote to ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm for the Company during the year ending December 31, 2025. Ernst & Young LLP has served as the Company’s independent external auditor continuously for over fifty years. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Fees paid to Auditors

The Company paid Ernst & Young LLP the following fees in connection with the Company’s fiscal years ended December 31, 2024 and 2023:

	2024	2023
Audit Fees(1)	$1,784,690	$1,672,500
Audit-Related Fees(2)	16,300	10,100
Tax Fees(3)	-	-
All Other Fees(4)	-	-
Total	$1,800,900	$1,682,600

(1)

Audit fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the Company’s interim financial statements included in its quarterly reports on Form 10-Q, or services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)

Audit-related fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption “Audit Fees.” The audit-related fees paid were primarily for financial reporting and other advisory services.

(3)	Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax consulting and tax planning.
(4)	The “all other fees” category consists of the aggregate fees billed for products and services provided not included in the other three categories.

Under its charter, the Audit Committee is directly responsible for the oversight of the work of Ernst & Young LLP and has the sole authority to (i) appoint, retain and terminate Ernst & Young LLP, (ii) pre-approve all audit engagement fees, terms and services, and (iii) pre-approve scope and fees for any non-audit engagements with Ernst & Young LLP. The Audit Committee exercises this authority in a manner consistent with applicable law and the rules of the SEC and the NYSE, and Ernst & Young LLP reports directly to the Audit Committee. In addition, the Audit Committee has determined to delegate its authority to grant any pre-approvals to its Chairman, subject to the report of any such pre-approvals to the Audit Committee at its next scheduled meeting for ratification. Further, in conjunction with the mandated rotation of the auditing firm’s lead engagement partner, the Audit Committee is directly involved in the selection of Ernst & Young LLP’s new lead engagement partner. In accordance with its charter, the Audit Committee pre-approved all services performed by the Company’s independent registered public accounting firm in 2024.

2025 Proxy Statement	|	THE GORMAN-RUPP COMPANY	33

Ratification of Appointment of Independent Registered Public Accounting Firm

Ratification by the shareholders of the appointment of Ernst & Young LLP is not required by law. However, the Board of Directors believes that shareholders should be given this opportunity to express their views on the subject. While not binding on the Audit Committee, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants would be considered by the Audit Committee in determining whether to continue the engagement of Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different firm of independent registered public accountants for the Company at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

34	THE GORMAN-RUPP COMPANY	|	2025 Proxy Statement

General Information

GENERAL INFORMATION

The Company’s 2024 Annual Report to Shareholders, including financial statements, is being mailed concurrently with this Proxy Statement to all shareholders of the Company.

The cost of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone, electronically, or through other means of communication by employees of the Company. No separate compensation will be paid for the solicitation of proxies, although the Company may reimburse brokers and other persons holding Common Shares in their names or in the names of nominees for their expenses in sending proxy materials to the beneficial owners of such Common Shares.

Any proposal by a shareholder intended to be included in the proxy materials to be distributed by the Company in connection with the 2026 Annual Meeting of Shareholders must be received by the Company on or before November 24, 2025. If notice of a shareholder proposal is received after February 7, 2026, proxies solicited by the Company in connection with the 2026 Annual Meeting are expected to grant the proxy holders discretionary voting authority on the proposal if and when it is raised at such Annual Meeting, regardless of whether the proposal is disclosed in the Company’s proxy materials. A shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2026 Annual Meeting must provide notice that is in the manner and sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 23, 2026.

Interested parties desiring to communicate concerns regarding the Company to the Lead Independent Director or to the Non-Employee Directors as a group may direct correspondence to: Ms. M. Ann Harlan, Lead Independent Director, The Gorman-Rupp Company Board of Directors, The Gorman-Rupp Company, PO Box 1217, Mansfield, OH 44901-1217. Alternatively, interested parties who wish to communicate with an individual director or any group of directors may write to such director(s) at The Gorman-Rupp Company, PO Box 1217, Mansfield, OH 44901-1217, Attn: Corporate Secretary. All such letters will be forwarded promptly to the relevant director(s).

2025 Proxy Statement	|	THE GORMAN-RUPP COMPANY	35

Other Business

OTHER BUSINESS

Financial and other reports will be submitted to the Meeting, but it is not intended that any action will be taken in respect thereof. The Company did not receive notice by February 10, 2025 of, and the Board of Directors is not aware of, any matters other than those referred to in this Proxy Statement which might be brought before the Meeting for action. Therefore, if any such other matters should arise, it is intended that the persons appointed as proxy holders will vote or act thereon in accordance with their own judgment.

You are urged to date, sign and return your proxy promptly. For your convenience, enclosed is a self-addressed return envelope requiring no postage if mailed in the United States.

By Order of the Board of Directors

BRIGETTE A. BURNELL

Executive Vice President, General Counsel and Corporate Secretary

March 24, 2025

36	THE GORMAN-RUPP COMPANY	|	2025 Proxy Statement

GRC-2024-NPS

P.O. BOX 8016, CARY, NC 27512-9903

The Gorman-Rupp Company	Internet: www.proxypush.com/GRC • Cast your vote online • Have your Proxy Card ready
Annual Meeting of Shareholders
For Shareholders of record as of February 24, 2025 Thursday, April 24, 2025 10:00 AM, Eastern Time Live via the internet at www.proxydocs.com/GRC YOUR VOTE IS IMPORTANT!

• Follow the simple instructions to record your vote
Phone:
1-866-390-5231
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions
Mail:
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage- paid envelope provided
Virtual:
You must register to attend the meeting online and/ or participate at www.proxydocs.com/GRC

The undersigned shareholder(s) hereby appoint(s) Scott A. King and Brigette A. Burnell as Proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote all of The Gorman-Rupp Common Shares held of record on February 24, 2025 by the undersigned shareholders(s) at the Annual Meeting of Shareholders to be held on April 24, 2025, or at any adjournment or postponement thereof, as designated on the reverse.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

IMPORTANT NOTICE TO PARTICIPANTS IN THE GORMAN-RUPP COMPANY 401(k) PLAN. Bank of America Merrill Lynch, as Trustee of The Gorman-Rupp Company 401(k) Plan, has been requested to forward to you the enclosed proxy material relative to the securities held by us in your account but not registered in your name. Such securities can be voted only by us as holder of record. We shall be pleased to vote your securities in accordance with your wishes if you execute this form and return it to us promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting. For this meeting, the extent of our authority to vote your securities in the absence of your instructions, as directed by The Gorman-Rupp Company 401(k) Plan, is that securities for which no voting instructions have been given shall be voted in the same ratio as the ratio in which the total shares with respect to which timely directions were received were voted on such matters. In order to ensure that your 401(k) securities are voted as you wish, this proxy must be voted and received by 10:00 a.m., Eastern Time, April 22, 2025.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

The Gorman-Rupp Company Annual Meeting of Shareholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL		YOUR VOTE		BOARD RECOMMENDS
1.	Election of Directors
		FOR	WITHHOLD
	To vote for all directors in this section mark here:	☐
	1.01 Donald H. Bullock, Jr.	☐	☐		FOR
	1.02 Jeffrey S. Gorman	☐	☐		FOR
	1.03 M. Ann Harlan	☐	☐		FOR
	1.04 Pamela A. Heminger	☐	☐		FOR
	1.05 Scott A. King	☐	☐		FOR
	1.06 Christopher H. Lake	☐	☐		FOR
	1.07 Sonja K. McClelland	☐	☐		FOR
	1.08 Vincent K. Petrella	☐	☐		FOR
	1.09 Kenneth R. Reynolds	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	Approve, on an advisory basis, the compensation of the Company’s named Executive Officers.	☐	☐	☐	FOR
3.	Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2025.	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/GRC

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date